Exhibit 10.15

SECURITY AGREEMENT

Dated as of May 10, 2013

among

The Grantors referred to herein,

as Grantors,

and

BARCLAYS BANK PLC,

as Collateral Agent

T A B L E O F C O N T E N T S

Schedules:

Schedule I	-	Names, Type of Organization, Jurisdiction of Organization, Organizational Identification Number, Tax Identification Number, Trade Names, Locations, Predecessor Entities
Schedule II	-	Pledged Interests
Schedule III	-	Intellectual Property Collateral
Schedule IV	-	Letters of Credit
Schedule V	-	Equipment and Inventory
Schedule VI	-	Real Property

Exhibits:

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	Form of Intellectual Property Security Agreement
Exhibit C	-	Form of Intellectual Property Security Agreement Supplement

SECURITY AGREEMENT dated as of May 10, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), between Axalta Coating Systems Canada Company (formerly known as DuPont Performance Coatings Canada Company), a Nova Scotia unlimited company (“Axalta”), the Additional Grantors (as hereinafter defined) from time to time party hereto (Axalta and such Additional Grantors being, collectively, the “Grantors”), and BARCLAYS BANK PLC, (“Barclays”) as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the Credit Agreement referred to below, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENTS

(1) Flash Dutch 2 B.V. and U.S. Coatings Acquisition Inc., as Borrowers, Flash Dutch 1 B.V., as Holdings, and Coatings Co. U.S. Inc, as U.S. Holdings, have entered into that certain Credit Agreement dated as of February 1, 2013 (as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, including any increases of the principal amount outstanding thereunder, the “Credit Agreement”), with Barclays, as Administrative Agent and Collateral Agent, and the other parties thereto.

(2) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, and pledge and assign to the Collateral Agent, for the benefit of the Secured Parties, as continuing collateral security, the Collateral (as hereinafter defined).

(3) It is a condition precedent to the making of Loans by the Lenders from time to time and the issuance of Letters of Credit by the L/C Issuers from time to time, the entry into Secured Hedge Agreements by the Hedge Banks from time to time and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time that the Grantors shall have guaranteed the Obligations of each other Loan Party pursuant to the Subsidiary Guaranty and granted the security interests and made the assignments and pledges contemplated by this Agreement pursuant to Section 6.16 of the Credit Agreement.

(4) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents and the other Secured Documents (as defined herein).

(5) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in the Personal Property Security Act (Ontario) as in effect from time to time in the Province of Ontario (“PPSA”) shall have the meanings specified therein; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the validity, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the

Collateral is governed by the personal property security laws as in effect in a jurisdiction other than the Province of Ontario, the term “PPSA” shall mean the personal property security laws as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection or priority and for purposes of definitions relating to such provisions.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans from time to time, the L/C Issuers to issue Letters of Credit from time to time, the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

Section 1a. Definitions.

“Dollar” and “$” means the lawful currency of the United States.

“Excluded Property” means, with respect to any Grantor, (a) any fee-owned real property not constituting Material Real Property and any leased real property, (b) motor vehicles and other Goods subject to certificates of title, letters of credit (other than letters of credit that can be perfected by the filing of a PPSA financing statement) with a value not in excess of $7,500,000 in the aggregate, (c) Goods, Intangibles, Investment Property, Instruments, Documents of Title, Chattel Paper and Money, to the extent a security interest in such assets would result in material adverse tax consequences, (d) pledges of, and security interests in, certain Goods, Intangibles, Investment Property, Instruments, Documents of Title, Chattel Paper and Money, in favor of the Collateral Agent which are prohibited by applicable Law; provided, that (i) any such limitation described in this clause (d) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the PPSA or any other applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the PPSA notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral, (e) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the PPSA other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the PPSA notwithstanding such prohibition; provided that (i) any such limitation described in this clause (e) on the security interests granted hereunder shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the PPSA or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral, (f) Equity Interests in any Person other than wholly owned Restricted Subsidiaries of the Borrowers to the extent not permitted by the terms of such Person’s Organization Documents (excluding any private company restriction contained therein that may be satisfied by resolutions or consents of the directors or shareholders of such

Person), (g) any lease, license or other agreement or any Goods subject to a purchase money security interest or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Grantor or their wholly owned Subsidiaries), (h) “intent-to-use” trademark applications, (i) any Accounts, Chattel Paper or Instruments sold pursuant to a Permitted Receivables Financing, and (j) Equity Interests in excess of 65% of the voting capital stock of (A) any Controlled Foreign Subsidiary or (B) any FSHCO. Other Goods, Intangibles, Investment Property, Instruments, Documents of Title, Chattel Paper and Money shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrowers agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $10,000,000) owned in fee by a Grantor and located in Canada; provided, however, that one or more parcels owned in fee by a Grantor and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, may, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Perfection Exception” means that no Grantor shall be required to (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts and deposit accounts of such Grantor, (ii) perfect the security interest in the following other than by the filing of a PPSA financing statement in respect of letters of credit, (iii) so long as no Event of Default shall have occurred and be continuing, send notices to account debtors or other contractual third-parties, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located unless such jurisdiction is also the jurisdiction of organization of the person granting such lien or any other grantor or Canada or any province thereof, (v) take any actions contrary to the Guaranty and Security Principles to the extent applicable to such Grantor, or (vi) deliver landlord waivers, estoppels or collateral access letters.

Section 1. Grant of Security. As security for the payment or performance, as the case may be, in full of the Secured Obligations (as defined below), each Grantor hereby assigns (except in the case of ULC Shares (as hereinafter defined) and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Money and Cash Equivalents;

(c)	all Chattel Paper;

(d)	all Documents of Title;

(e)	all Equipment;

(f)	all Goods;

(g)	all Instruments;

(h)	all Intangibles;

(i)	all Inventory;

(j)	all Letters of Credit;

(k)	the following (the “Security Collateral”):

(i) all indebtedness from time to time owed to such Grantor, including, without limitation, the indebtedness set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such indebtedness being the “Pledged Debt”), and the instruments and promissory notes, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(ii) all Equity Interests of any Person from time to time acquired, owned or held directly by such Grantor in any manner, including, without limitation, the Equity Interests owned or held by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such Equity Interests being the “Pledged Interests”), and the certificates, if any, representing such shares or units or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto; provided that such Grantor shall not be required to pledge, and the terms “Pledged Interests” and “Security Collateral” used in this Agreement shall not include, any voting Equity Interests that constitutes Excluded Property; and

(iii) all Investment Property and all Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all warrants, rights or options issued thereon or with respect thereto;

(l) all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements) and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, all rights of such Grantor to receive money due and to become due under or pursuant to the Assigned Agreements (all such Collateral being the “Agreement Collateral”);

(m) the following (collectively, excluding clauses (viii) and (ix) below, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models, statutory invention registrations and all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trade-marks, trade-mark applications, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and so long as, creation of a security interest therein or the assignment thereof would result in the loss of any material rights therein), together, in each case, with the goodwill symbolized thereby (“Trade-marks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including, without limitation, mask works;

(vi) all industrial designs and intangibles of like nature and all reissues, confirmations, divisions, continuations-in-part, renewals or extensions thereof, whether registered or unregistered (collectively, “Industrial Designs”);

(vii) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations, recordings and pending applications for registration at the U.S. Patent and Trademark Office (the “USPTO”) or the U.S. Copyright Office (the “USCO”) and the Canadian Intellectual Property Office (the “CIPO”) or any similar offices in any other country set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of Exhibit C hereto (an “IP Security Agreement Supplement”) executed by such Grantor to the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(viii) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(ix) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(x) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(n) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

(o) all other tangible and intangible personal property of whatever nature whether or not covered by the PPSA; and

(p) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect or relating to any and all of the Collateral (including, without limitation, proceeds and collateral that constitute property of the types described in clauses (a) through (o) of this Section 1), and, to the extent not otherwise included, all payments under insurance covering any Collateral (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (p), the security interest created by this Agreement shall not extend to, and the terms “Collateral,” “Security Collateral,” “Agreement Collateral,” “Intellectual Property Collateral” and other terms defining the components of the Collateral in the foregoing clauses (a) through (p) shall not include Excluded Property;

provided, further, that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (p), no Grantor shall be required to (x) take any action or enter into any agreement in contravention of the Perfection Exceptions (determined, solely for the purposes of this Agreement, as if each Grantor was a Domestic Loan Party and reading clause (ii) thereof as if “PPSA” replaced “UCC” and excluding clause (iv) thereof) or (y) make any filing with respect to any Intellectual Property Collateral other than filing a financing statement under applicable personal property security laws and filings at the USPTO or USCO and any other U.S. federal governmental authorities and at the CIPO (or such other filings as agreed to by the Dutch Borrower and the Collateral Agent);

provided, further, that solely for the purposes of this Agreement, the Collateral shall not include any Equity Interests and the certificates, if any, representing such Equity Interests of any Subsidiary held by a Grantor that is organized under the laws of any jurisdiction other than the United States of America, any state thereof and the District of Columbia to the extent and for so long as such Equity Interests are subject to a valid and perfected (or the foreign equivalent) security interest under another Collateral Document; and

provided, further, that the grant of security hereunder in Trade-marks shall be limited to a grant of a security interest therein (and, for clarification, shall not include any “assignment” or “pledge” thereof).

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, collectively, the “Secured Documents”) (as such Secured Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations that would be owed by such Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Each Grantor hereby acknowledges that (1) value has been given, (2) it has rights in the Collateral (other than after acquired Collateral) in which it grants the security interest, and makes the assignment and pledge, in each case, hereunder, (3) it has not agreed to postpone the time of attachment of the security interest granted, or the assignment or pledge made, hereunder, and (4) it has received a copy of this Agreement.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under its contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the

Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor hereunder or thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates, if any, representing or evidencing the Pledged Interests (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $7,500,000) and all instruments representing or evidencing the Pledged Debt in an aggregate principal amount in excess of $7,500,000 (other than any short-term intercompany current liabilities incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of the Dutch Borrower and its Restricted Subsidiaries) shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. During the continuation of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, unless such Security Collateral is ULC Shares, in which case prior notice to the applicable Grantor shall be required, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations and (iii) convert Security Collateral consisting of Financial Assets credited to any Securities Account to Security Collateral consisting of Financial Assets held directly by the Collateral Agent, and to convert Security Collateral consisting of Financial Assets held directly by the Collateral Agent to Security Collateral consisting of Financial Assets credited to any Securities Account.

(b) Promptly upon the request of the Collateral Agent, with respect to any Security Collateral (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $7,500,000) in which any Grantor has any right, title or interest and that constitutes an uncertificated security of a Subsidiary, such Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent. During the continuation of an Event of Default, with respect to any Security Collateral in which any Grantor has any right, title or interest and that is not an uncertificated security, promptly upon the request of the Collateral Agent, such Grantor will notify each issuer of Pledged Interests that such Pledged Interests are subject to the security interests granted hereunder.

(c) Each Grantor agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of the PPSA and is governed by the PPSA, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of the PPSA, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of the PPSA, nor shall such interest be represented by a certificate, unless such Grantor provides written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(d) During the continuation of an Event of Default, promptly upon the request of the Collateral Agent, such Grantor will notify each issuer of Pledged Debt that such Pledged Debt is subject to the security interests granted hereunder.

(e) Each Grantor acknowledges that certain of the Collateral may now or in the future consist of shares or other equity interests in the capital stock of an unlimited company or an unlimited liability company (“ULC Shares”), and that it is the intention of the Collateral Agent and each Grantor that neither the Collateral Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of an unlimited company or an unlimited liability company (“ULC”) for the purposes of the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future laws governing ULCs (“ULC Laws”). Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where any Grantor is the registered owner of ULC Shares which are Collateral, such Grantor will remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, after an Event of Default which shall be continuing, and subject to the terms of the Credit Agreement, such Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of certificated Pledged Interests, which shall be delivered to the Collateral Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Collateral Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Collateral Agent, any other Secured Party, or any other Person other than the Grantor, a member or shareholder (whether listed or unlisted, registered or beneficial), of a ULC for the purposes of any ULC Laws until such time as notice is given to such Grantor and further steps are taken pursuant hereto or thereto so as to register the Collateral Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not ULC Shares. Except upon the exercise of rights of the Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, the Grantor shall not cause or permit, or enable an issuer of Pledged Interests that is a ULC to cause or permit, the Collateral Agent or any other Secured Party to: (a) be registered as a shareholder or member of such issuer; (b) have any notation entered in their favour in the share register of such issuer; (c) be held out as shareholders or members of such issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such issuer by reason of the Collateral Agent holding the security interests in the ULC Shares; or (e) act as a shareholder of such issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such issuer or to vote its ULC Shares. Where the provisions of the Credit Agreement, the other Loan Documents or the other Secured Documents are inconsistent or contrary to the provisions of this Section 4(e) of this Agreement, the provisions of this Section 4(e) shall govern and apply and such provisions of such Credit Agreement, such other Loan Documents, and such other Secured Documents shall not apply.

Section 5. Maintaining Collateral Accounts; Letters of Credit. So long as any Secured Obligation of any Loan Party shall remain unpaid (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) or any Letter of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized):

(a) with respect to any Accounts containing Cash Collateral, each Grantor will maintain such Accounts only with the Administrative Agent or the Collateral Agent or with another commercial bank reasonably acceptable to the Collateral Agent that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such accounts without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent; and

(b) each Grantor, by granting a security interest in Letters of Credit with a stated amount in excess of $7,500,000 to the Collateral Agent, intends to (and hereby does) collaterally assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Letters of Credit of which it is or hereafter becomes a beneficiary or assignee.

Section 6. Representations and Warranties. Each Grantor represents and warrants as follows (it being understood that none of the foregoing applies to the Excluded Property):

(a) as of the date hereof, (i) such Grantor’s exact legal name (as such name appears in its certificate, articles, or memorandum of incorporation or association, operating agreement, agreement of partnership, or other similar instrument of organization, and including any French form of such name), type of entity, jurisdiction of organization or incorporation, organizational identification number (if any) and taxpayer identification number (if any), is correctly set forth in Schedule I hereto (as such Schedule I may be supplemented from time to time by supplements to this Agreement),

(ii) such Grantor has its chief executive office at the address set forth in Schedule I hereto, (iii) such Grantor’s places of business, if different from the location specified in (a)(ii), are located at the addresses set forth in Schedule I hereto, (iv) such Grantor maintains any books or records relating to any Collateral, if different from the location(s) specified in (a)(ii) and (a)(iii), at the addresses set forth in Schedule I hereto, (v) such Grantor maintains any tangible property at the address or addresses set forth in Schedule I hereto, along with an indication as to whether each such location is owned, or leased or subleased, (vi) the jurisdiction(s) in which the place of business was located, if different from the jurisdiction(s) of the locations specified in (a)(ii) and (a)(iii), or, if more than one, the location of the chief executive office, for each predecessor business, or organization which amalgamated with such Grantor or to which such Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise (“Predecessor”), is set forth in Schedule I hereto, and (vii) such Grantor has no trade names other than as listed on Schedule I hereto and, within the 5 years preceding the Closing Date, has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or incorporation, organizational identification number or taxpayer identification number (if any) from those set forth in Schedule I hereto;

(b) all of the Equipment and Inventory of such Grantor, in each case, with value (together with the value of all Equipment and Inventory of all other Grantors located at the same place) in excess of $7,500,000 are located at the places specified therefor in Schedule 5.08(b) to the Credit Agreement and on Schedule VI hereto with respect to owned real property, and on Schedule I hereto with respect to all other places where any such Equipment and Inventory is located, as of the Closing Date and as of the date each such schedule is required to be updated pursuant to the terms of the Credit Agreement. All Pledged Interests consisting of certificated securities (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $7,500,000) and all Pledged Debt consisting of instruments in an aggregate principal amount in excess of $7,500,000 have been delivered to the Collateral Agent in accordance herewith and with the Credit Agreement;

(c) such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created, and assignment and pledge made, under this Agreement, and Liens permitted under Section 7.01 of the Credit Agreement;

(d) the Pledged Interests pledged by such Grantor on the date hereof (after giving effect to the Transactions) constitute the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto, which schedule correctly represents as of the date hereof (i) the issuer, the issuer’s jurisdiction of formation, the certificate number, if any, of the Grantor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Interests, (ii) no amount payable under or in connection with any of the Pledged Debt in an aggregate principal amount in excess of $7,500,000 on the date hereof, and assignments of property and liability insurance in an amount in excess of $7,500,000 constituting collateral, is evidenced by an instrument or tangible Chattel

Paper other than such instruments and tangible Chattel Paper as indicated on Schedule II, which Schedule correctly represents the issuers thereof, the issuers’ jurisdiction, the initial principal amount, the Grantor and holder, date of issuance and maturity date of all Pledged Debt, and (iii) as of the Closing Date, the Pledged Interests pledged by such Grantor hereunder have been validly issued and, in the case of Pledged Interests issued by a corporation, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction and subject to the assessability of shares of a Nova Scotia unlimited company under the Companies Act (Nova Scotia));

(e) such Grantor has full power, authority and legal right to assign and pledge all the Collateral pledged and assigned by such Grantor pursuant to this Agreement and upon the filing of appropriate financing statements under the PPSA, and the recordation of the Intellectual Property Security Agreement with the USPTO, the USCO, and the CIPO and the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by this Agreement) and taking the actions described in Section 8 hereof with respect to the insurance policies described therein, all actions necessary to perfect the security interest, so far as perfection is possible under relevant law, in the Collateral of such Grantor created under this Agreement with respect to which a Lien may be perfected by filing or possession or control pursuant to the PPSA, and all actions necessary to validly assign the insurance policies described in Section 8 hereof, shall have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid, enforceable and, together with such filings and other actions, perfected, so far as perfection is possible under relevant law, first priority security interest and assignment in such Collateral of such Grantor and assignments of property and liability insurance constituting Collateral (subject to the Perfection Exceptions and Liens permitted by Section 7.01 of the Credit Agreement), securing the payment of the Secured Obligations;

(f) except with respect to Holdings and as could not reasonably be expected to have a Material Adverse Effect:

(i) to the knowledge of any Grantor, the conduct of the business of such Grantor as currently conducted does not infringe upon, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party;

(ii) such Grantor is the legal and beneficial owner of all of the Intellectual Property Collateral set forth on Schedule III, free and clear of any Liens, except for any security interest created under this Agreement and any Liens permitted pursuant to Section 7.01 of the Credit Agreement;

(iii) as of the date hereof, the Intellectual Property Collateral set forth on Schedule III hereto includes (A) all intellectual property owned or applied for by such Grantor and registered or applied for with the CIPO (hereinafter “Registered Intellectual Property Collateral”), as well as the jurisdiction of registration, type of intellectual property, name of registered owner, and registration or application number and (B) all domain names owned by any Grantor;

(iv) the Registered Intellectual Property Collateral is subsisting and none of the Intellectual Property Collateral has been adjudged invalid or unenforceable in whole or part, and to such Grantor’s knowledge, is valid and enforceable; and such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable;

(v) [reserved];

(vi) no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to the knowledge of such Grantor, is threatened in writing against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trade-mark, copyright, industrial design or any other intellectual property right of any third party or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license; and, to the knowledge of any Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof;

(vii) with respect to each material IP Agreement: to the knowledge of any Grantor, such Grantor is not in material default under or in material breach of any material IP Agreements (other than agreements between or among any of the Grantors and their Subsidiaries), and, to the knowledge of any Grantor, no event has occurred that with or without notice of lapse of time or both would constitute such a material breach or material default thereunder;

(viii) to the knowledge of any such Grantor, no Grantor or Intellectual Property Collateral is subject to any outstanding decree, order, injunction, judgment or ruling issued or decreed since January 1, 2010 restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral;

(g) such Grantor is not the beneficiary of any Letter of Credit with an individual stated amount in excess of $7,500,000 other than those listed in Schedule IV; and

(h) such Grantor owns no Material Real Property other than as listed in Schedule VI, which Schedule sets out the street address, city or town or other relevant jurisdiction, province or territory, and record owner.

Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action, that may be necessary or that the Collateral Agent may reasonably request, in order to grant, preserve, perfect and/or protect any pledge, assignment, or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor, subject in each case to the Perfection Exceptions. Without limiting the generality of the foregoing, each Grantor will, upon the Collateral Agent’s reasonable request, promptly with respect to Collateral of such Grantor: (i) if any such Collateral with a value in excess of $7,500,000 shall be evidenced by a promissory note or other instrument or Chattel Paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (ii) execute or authenticate and file such financing statements, or financing change statements, and such other instruments or notices, as may be reasonably necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the perfected security interest granted or purported to be granted by such Grantor hereunder; (iii) deliver and pledge to the Collateral Agent for the benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank (to the extent required to be pledged pursuant to the Credit Agreement or this Agreement); and (iv) deliver to the Collateral Agent evidence that all other action (subject to the Perfection Exceptions) that the Collateral Agent may deem reasonably necessary or desirable in order to grant, preserve, perfect and protect the security interest, assignment and pledge granted or made or purported to be granted or made by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing statements and financing change statements, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect), whether now owned or hereafter acquired, of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the PPSA or the granting clause of this Agreement. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements and financing change statements filed prior to the date hereof.

(c) Without limiting the other provisions of this Agreement, at the time of delivery of quarterly financial statements (if requested by the Collateral Agent) or annual financial statements with respect to the preceding fiscal quarter or year pursuant to Section 6.01(a) and (b) of the Credit Agreement, the Grantors shall update Schedules I through VI of this Agreement with any changes since the Closing Date or the delivery of the previous quarterly or annual financial statements, as applicable, or confirm that there have been no such changes during such period.

Section 8. As to Insurance. Each general liability (other than director and officer policies) and property insurance policy of each Grantor shall name the Collateral Agent as loss payee and additional insured thereunder, in each case in a manner reasonably satisfactory to the Collateral Agent, and shall in addition, unless otherwise agreed by the Collateral Agent in its sole discretion, (i) provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, (ii) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer.

Section 9. Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts. (a) No Grantor will change its name, type of organization, jurisdiction of organization or incorporation, organizational identification number (if any), taxpayer identification number (if any), location of its chief executive office or registered or head office outside the jurisdiction of such office disclosed in Schedule I, governing law of its partnership agreement if it is a partnership, other than a general partnership, the governing law of the trust instrument governing the trust or, if the immediately foregoing does not apply, the jurisdiction in which the administration of the trust by the trustees is principally carried out, if the Grantor is one or more trustees acting for a trust, any office in which it maintains books or records relating to Collateral owned by it (including the establishment of any such new office), corporate structure, or the location of any tangible Collateral (including the establishment of any such new location) outside the jurisdiction (i.e. province or territory) of such office disclosed in Schedule I, from those referred to in Section 6(a) of this Agreement without first giving at least 3 days’ (or such lesser period of time as the Collateral Agent may agree) prior written notice (or subsequent written notice if the Collateral Agent agrees in its reasonable discretion) to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of maintaining the perfection and priority of the security interest created by this Agreement.

(b) During the continuation of an Event of Default, if Collateral of any Grantor with an aggregate value in excess of $7,500,000 is at any time in the possession or control of a warehouseman, bailee or agent, upon the request of the Collateral Agent such Grantor will (i) notify such warehouseman, bailee or agent of the security interest created hereunder and (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions.

(c) Except as otherwise provided in this Section 9(c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Accounts. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, and upon written notice to such Grantor of its intention to do so, to notify the Debtors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Debtors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Accounts, including, without limitation, those set forth in the PPSA. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Accounts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be either (A) released to such Grantor to the extent permitted under the terms of the Credit Agreement so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 8.04 of the Credit Agreement and (ii) except with the consent of the Collateral Agent, such Grantor will not adjust, settle or compromise the amount or payment of any Account, release wholly or partly any Debtor thereof, or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Accounts to any other indebtedness or obligations of the Debtor thereof.

Section 10. As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral registered with, issued by, or applied for with the CIPO, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the CIPO and any other Canadian federal governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, industrial design, Trade-mark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the CIPO or other Canadian federal governmental authorities, the filing of applications for renewal or extension, the filing of affidavits, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except, in each case, to the extent failure to do so could not reasonably be expected to cause a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor shall use proper statutory notice in connection with its use of Intellectual Property Collateral registered with, issued by, or applied for with the CIPO that is material to the business of each Grantor and its Restricted Subsidiaries. Except as could not be reasonably expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral registered with, issued by, or applied for with the CIPO may lapse or become invalid or unenforceable or placed in the public domain.

(c) Except where failure to do so could not reasonably be expected to cause a Material Adverse Effect, each Grantor shall take all commercially reasonable steps which it or the Collateral Agent (during the continuation of an Event of Default) deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral registered with, issued by, or applied for with the CIPO, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trade-marks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trade-marks use such consistent standards of quality.

(d) Notwithstanding the foregoing, each Grantor may refrain from taking, or shall be permitted to take, as the case may be, any actions otherwise prohibited or required by the foregoing Section 10 clauses (a) to (c) with respect to Intellectual Property Collateral which it determines in its good faith commercially reasonable business judgment not to be useful to its business or worth protecting or maintaining (including without limitation by abandoning, failing to defend or maintain or causing any such Intellectual Property Collateral to become unenforceable, abandoned, invalidated or publicly available).

(e) With respect to its Intellectual Property Collateral registered with, issued by, or applied for with the USPTO or USCO and the CIPO, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the CIPO and any other Canadian federal governmental authorities necessary to perfect or protect in Canada the security interest granted hereunder in such Intellectual Property Collateral.

(f) Without limiting Section 1, each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(m) that is not, as of the date hereof, a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trade-marks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, as required pursuant to Section 6.12 of the Credit Agreement, execute and deliver to the Collateral Agent, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the CIPO.

(g) At such time as the Collateral Agent is lawfully entitled to exercise its rights and remedies under Section 15, each Grantor grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign or sublicense any Intellectual Property Collateral in which such Grantor has rights wherever the same may be located, including, without limitation, in such license access to (i) all media in which any of the licensed items may be recorded or stored, and (ii) all software and computer programs used for compilation or print-out. The license granted under this Section is to enable the Collateral Agent to exercise its rights and remedies under Section 15 and for no other purpose.

Section 11. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 8.01(f) or (g) of the Credit Agreement, subject to Section 4(e) hereof, the Collateral Agent has not notified such Grantor of its intent to exercise remedies as set forth below:

(i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided, however, that such Grantor will not exercise or refrain from exercising any such right in a manner prohibited by the Loan Documents;

(ii) each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all:

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral,

(x) in the case of the foregoing clause (A), any such property distributed in respect of any Security Collateral shall be deemed to constitute acquired property and shall be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement) in accordance with the provisions of Section 6.12 of the Credit Agreement and (y) in the case of the foregoing clauses (B) and (C), any such cash distributed in respect of any Security Collateral shall be subject to the provisions of the Credit Agreement applicable to the proceeds of a Disposition of property; and

(iii) the Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) upon notice to the applicable Grantor (and automatically in the case of clause (y) below to the extent such Event of Default is under Section 8.01(f) or (g) of the Credit Agreement, subject to Section 4(e) hereof), all rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions; and

(ii) all dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

Section 12. Collateral Agent Appointed Attorney-in-Fact. For valuable consideration, each Grantor hereby irrevocably appoints the Collateral Agent or any Receiver (as defined in Section 15(a)) appointed by the Collateral Agent pursuant to this Agreement such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s or such Receiver’s discretion, to take any action and to execute any instrument that the Collateral Agent or such Receiver may deem necessary or advisable to accomplish the purposes of this Agreement (in accordance with this Agreement and each other applicable Loan Document), including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent;

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) to receive, endorse and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (a) or (b) above; and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent or such Receiver may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 13. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein after the expiration or termination of any applicable cure or grace periods, the Collateral Agent may, after providing notice to such Grantor of its intent to do so, but without any obligation to do so, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 16.

Section 14. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care with respect to the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral

Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article 9 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article 9 of the Credit Agreement.

(b) The Secured Parties and the Collateral Agent have no obligation to keep Collateral in their possession identifiable. The Collateral Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with, any Collateral. The Collateral Agent has no obligation to protect or preserve any Collateral from depreciating in value or becoming worthless and is released from all responsibility for any loss of value, whether such Collateral is in the possession of, is a security entitlement of, or is subject to the control of the Collateral Agent, a securities intermediary, the Grantor or any other Person.

(c) The Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 15. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may appoint or reappoint, by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of the Collateral Agent or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of the Collateral and may remove any Receiver so appointed and appoint another in his/her/its stead. Any such Receiver shall, so far as concerns responsibility for his/her/its acts, be deemed the agent of one or more of the Grantors, as applicable, and not of the Collateral Agent or any other Secured Party, and neither the Collateral Agent nor any other Secured Party shall be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or his/her/its servants, agents or employees other than gross negligence or wilful misconduct. Every such Receiver may, in the discretion of the Collateral Agent, be vested with all or any of the rights and powers of the Collateral Agent. The identity of the Receiver, its replacement and its remuneration shall be within the sole and unfettered discretion of the Collateral Agent.

(b) [Reserved]

(c) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the PPSA (whether or not the PPSA applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Accounts and the other Collateral, (B) withdraw, or cause or direct the withdrawal of, all funds with respect to accounts containing Cash Collateral (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Accounts and the other Collateral, in each case in accordance with the other provisions of this Agreement. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least fifteen days’ notice (or such other notice period required by applicable law) to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(d) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(e) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to any Deposit Account of a Grantor that is not an Exempt Deposit Account. For purposes of this Agreement, the term “Deposit Account” means a demand, time, savings, passbook or similar account maintained with an organization that is engaged in the business of banking; and the term “Exempt Deposit Account” shall mean any Deposit Account owned by or in the name of a Loan Party with respect to which such Loan Party is acting as a fiduciary for another Person who is not a Loan Party.

(f) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 16) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations, in the manner set forth in Section 8.04 of the Credit Agreement. Notwithstanding the foregoing, if an intercreditor agreement (including the Intercreditor Agreement) has been entered into in accordance with Section 9.11 of the Credit Agreement among the holders of the Secured Obligations and holders of any other Indebtedness permitted under the Credit Agreement which provides for the application of proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, then such proceeds may be applied pursuant to the terms of such intercreditor agreement (including the Intercreditor Agreement).

(g) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trade-marks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(h) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 15, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(i) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 15, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

(j) Except as otherwise provided in any Loan Documents, with the written consent of the Administrative Agent and the Required Lenders, to the extent permitted by any such requirement of Law, the Collateral Agent (or any other Person on its behalf) may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for Disposition in accordance with this Section 15 without accountability to the relevant Grantor.

(k) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in Section 15(h) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with Section 15(h) above.

Section 16. Expenses. (a) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof, in each case, in the manner and to the extent set forth in Section 10.04 of the Credit Agreement.

(b) The parties hereto agree that the Collateral Agent shall be entitled to the benefits of, and the Grantors shall jointly and severally have the indemnification obligations described in, Section 10.05 of the Credit Agreement.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Secured Documents. The provisions of this Section 16 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Collateral Agent, or any investigation made by or on behalf of the Collateral Agent or any Secured Party. Grantors shall promptly pay or promptly reimburse the Collateral Agent and each Secured Party, as applicable, for all amounts due under this Section 16.

Section 17. Amendments; Waivers; Additional Grantors; Etc. (a) Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement, the other Loan Documents and any Secured Cash Management Agreement or Secured Hedge Agreement, to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement, the other Loan Documents and any Secured Cash Management Agreement or Secured Hedge Agreement, to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I through VI attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement

Schedules I through VI, respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 18. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Grantor, addressed to it in care of the Dutch Borrower’s address specified in Section 10.02 of the Credit Agreement, if to the Collateral Agent, at its address specified in Section 10.02 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement. Delivery by telecopier or in .pdf or similar format by electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 19. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in, and continuing pledge and assignment by way of security of, the Collateral and shall (a) remain in full force and effect until the termination of the Aggregate Commitments and the payment in full in cash of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the termination or expiration of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

Section 20. Amalgamation. Each Grantor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that (i) the pledge and assignment made in Section 1, and the security interest granted in Section 1, extend to: (A) all of the property and undertaking that any of the amalgamating corporations then owns, (B) all of the property and undertaking that the amalgamated corporation thereafter acquires, (C) all of the property and undertaking in which any of the amalgamating corporations then has any interest and (D) all of the property and undertaking in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by each of the amalgamating corporations and the amalgamated corporation to the Secured Parties in any currency, under, in connection with or pursuant to the Credit Agreement and any other Secured Document to which any of the amalgamating corporations is a party, and whether incurred alone or jointly with another or others and whether as principal, guarantor or surety and whether incurred prior to, at the time of or subsequent to the amalgamation; provided, notwithstanding anything to the contrary contained in the foregoing clauses of this Section 20, for clarification, the pledge and assignment made and grant of security interest hereunder shall not apply to Excluded Property. The pledge and assignment made in Section 1, and the security interest granted in Section 1, attach to the additional Collateral at the time of amalgamation and to any Collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired. Upon any such amalgamation, the defined term “Grantor” means, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Collateral” means all of the property and undertaking described in (i) of this Section 20, and the defined term “Secured Obligations” means the debts, liabilities and obligations described in (ii) of this Section 20.

Section 21. Release; Termination. (a) Upon any sale, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with, the terms of the Loan Documents to a Person that is not a Loan Party or in connection with any other release of the Liens on the Collateral provided for in Section 9.11 of the Credit Agreement, the Collateral Agent will, at such Grantor’s expense, execute and deliver without recourse and without any representation or warranty of any kind (either express or implied) to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that such Grantor shall have delivered to the Collateral Agent a written request for release, together with a form of release for execution by the Collateral Agent, a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and such other supporting information as the Collateral Agent may reasonably request.

(b) Upon the termination of the Aggregate Commitments and the payment in full in cash of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the termination or expiration of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), the pledge and assignment made, and security interests granted, hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in pdf or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

Section 23. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 24. Governing Law; Jurisdiction; Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND CANADA APPLICABLE THEREIN, EXCEPT THOSE PROVISIONS HEREOF RELATING TO THE PLEDGE OF SHARES OR OTHER EQUITY INTERESTS IN THE CAPITAL STOCK OF AXALTA (INCLUDING THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO RELATING TO SUCH PLEDGE), WHICH PROVISIONS SHALL BE GOVERNED BY THE LAWS OF THE PROVINCE OF NOVA SCOTIA AND CANADA APPLICABLE THEREIN.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO, OR THE COURTS OF THE PROVINCE OF NOVA SCOTIA, WHERE APPLICABLE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS IN THE PROVINCE OF ONTARIO OR IN THE COURTS OF THE PROVINCE OF NOVA SCOTIA, WHERE APPLICABLE. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE

CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 24(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 25. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, if any intercreditor agreement is entered into in accordance with Section 9.11 of the Credit Agreement (including the Intercreditor Agreement), in the event of any conflict or inconsistency between the provisions of such intercreditor agreement (including the Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement (including the Intercreditor Agreement) shall prevail.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

AXALTA COATING SYSTEMS CANADA COMPANY

By:	/s/ Mario Trembley
	Name:	Mario Trembley
	Title:	Director and President

[Signature Page to Canadian Security Agreement re Credit Facility]

FLASH LUX CO S.À.R.L.

By:	/s/ Marco Besseling
	Name:	Marco Besseling
	Title:	Director

By:	/s/ Christian Thies
	Name:	Christian Thies
	Title:	B-Manager

[Signature Page to Canadian Security Agreement re Credit Facility]

BARCLAYS BANK PLC,
as Collateral Agent

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[Signature Page to Canadian Security Agreement re Credit Facility]